Exhibit 99.1

news release

Contacts:	Jane Ostrander	Leslie Hunziker
	Media Relations	Investor Relations
	847 482-5607	847 482-5042
	jostrander@tenneco.com	lhunziker@tenneco.com
TENNECO ANNOUNCES THE CLOSING ON THE PURCHASE OF DELPHI ASSETS
Lake Forest, Illinois, May 30, 2008 — Tenneco Inc. (NYSE: TEN) today announced that the company has finalized a purchase agreement with Delphi Automotive Systems LLC to acquire certain ride control assets and inventory at Delphi’s Kettering, Ohio facility. The closing is effective today.
Tenneco has agreed to pay approximately $10 million for existing ride control components inventory and approximately $9 million for certain machinery and equipment. The company will also lease a portion of the Kettering facility from Delphi. As part of the deal, Tenneco has also acquired valuable excess manufacturing assets, which it intends to use to continue growing its OE ride control business globally.
Tenneco has entered into a long-term supply agreement with General Motors Corporation to continue supplying passenger car shock and strut business to General Motors from the Kettering facility.
“Tenneco’s acquisition of these assets, and a committed book of business from GM, gives us an opportunity to further diversify our ride control business in North America with more passenger car business as well as strengthen our ride control manufacturing capabilities in other key markets,” said Neal Yanos, Senior Vice President and General Manager, North America Original Equipment Ride Control, Tenneco. “The purchase is also a win for the Kettering community and employees since jobs will be maintained that otherwise would be lost. We’re moving ahead with a strong local management team in place with the goal of growing the plant’s book of business.”
Tenneco will employ approximately 400 hourly and salaried employees at the Kettering plant. In connection with the purchase agreement, Tenneco has entered into a five-year agreement with the International Union of Electrical Workers (IUE), which will represent the hourly workforce at the facility. The agreement was ratified by the IUE’s rank and file in August 2007.
Tenneco is a $6.2 billion global manufacturing company with headquarters in Lake Forest, Illinois and approximately 21,000 employees worldwide. Tenneco is one of the world’s largest designers, manufacturers and marketers of emission control and ride control products and systems for the automotive original equipment market and the aftermarket. Tenneco markets its products principally under the Monroe®, Walker®, Gillet™ and Clevite®Elastomer brand names.
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